Exhibit 99.1

New Mountain Finance Corporation Receives “Green Light” Letter from the U.S. Small Business Administration

NEW YORK--(BUSINESS WIRE)--January 27, 2014--New Mountain Finance Corporation (the "Company") (NYSE:NMFC) is pleased to announce that the U.S. Small Business Administration ("SBA") has issued a "green light" letter inviting the Company to continue its application process to obtain a license to form and operate a Small Business Investment Company ("SBIC") subsidiary. If approved, an SBIC license would provide the Company with an incremental source of attractive long-term capital.

Receipt of a green light letter from the SBA does not assure an applicant that the SBA will ultimately issue an SBIC license and the Company has received no assurance or indication from the SBA that it will receive an SBIC license, or of the timeframe in which it would receive a license, should one ultimately be granted.

About New Mountain Finance Corporation

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company used all of the proceeds from its initial public offering and the proceeds from its concurrent private placement and the proceeds from its subsequent offerings to acquire common membership units from New Mountain Finance Holdings, L.L.C. The investment objective of New Mountain Finance Holdings, L.L.C. is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may also include small equity interests. New Mountain Finance Holdings, L.L.C.'s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company's website at http://www.newmountainfinance.com.

Forward Looking Statements

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
David M. Cordova, Chief Financial Officer and Treasurer
+1 (212) 220-3546